EXHIBIT 10.14
                            STAR THROWER DISTRIBUTION
                             Advanced Knowledge Inc
                              Sale Agent Agreement

THIS AGREEMENT made March 13, 2003, between STAR THROWER DISTRIBUTION CORPORATION (hereinafter called Star Thrower) and Advanced Knowledge Inc. (hereinafter called Sales Agent), sets forth the terms and conditions under which the Sales Agent will market and distribute programs managed by Star Thrower.

1.   SALES AGENT

     1.1 WHEREAS Sales Agent markets, sells, and distributes training programs in various audio & visual formats, to businesses and organizations. Star Thrower hereby grants to Sales Agent the right to promote advertise and sell to qualified users its Program(s) listed on the attached "Exhibit A", hereinafter referred to as the "Product." Sales Agent agrees to exercise diligent efforts in merchandising the Product in a manner mutually acceptable and profitable to the Parties.

     1.2 As used herein the term "Sale" shall include rental income, licensing and duplication fees.

     1.3 Star Thrower shall retain all rights not specifically granted to Sales Agent.

2.   TERRITORY

     2.1 Star Thrower hereby grants to Sales Agent the non-exclusive right to sell and distribute Product to qualified users in the following countiy(ies): United States

     2.2 Sales Agent may also sell, with Star Thrower's prior approval, into any country that Star Thrower has not established an exclusive distribution relationship in.

3.   TERM AND TERMINATION

     3.1 The Term of this Agreement is for a period of twelve (12) months, beginning on the date above. This Agreement shall automatically renew itself on a year to year basis unless either party gives to the other party written notice of termination at least sixty (60) days prior to the expiration date of this Agreement.

     3.2 In the event of any material breach or recurring non-material breach by a party, the non-breaching party may terminate this Agreement if such breach remains incurred sixty (60) days after the breaching party's notified, in writing, of such breach.

     3.3 Notwithstanding the foregoing, each party shall have the right to terminate this Agreement immediately by prior written notice if the other party becomes the subject of a voluntary or involuntary proceeding under any bankruptcy, insolvency, reorganization, or similar law, makes an assignment for the benefit of creditors, consents to the appointment of a receiver of its property, becomes insolvent or bankrupt, or if any equivalent event occurs under the laws of jurisdiction where it is incorporated or carries in its business.

     3.4  Star Thrower may terminate this agreement at its option if;

          a. fifty percent (50%) or more of the stock and/or assets of the Sales Agent is acquired by an unaffiliated third party, or


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          b.   changes  occur in  upper  management,  organizational  structure, focus, or methodology of the Sales Agent which Star Thrower may deem to be detrimental to sales or Star Thrower's working relationship with Sales Agent.

     3.5 Upon termination or expiration of this Agreement, Sales Agent shall, within thirty (30) days of such termination or expiration, submit all required reports and remit all royalties and payments due along with any and all samples, masters, consigned products and any other materials provided by Star Thrower in connection with this Agreement which are in Sales Agent's possession.

4.   MINIMUM SALES AGENT PERFORMANCE STANDARDS

     4.1 The following minimum performance standard must be maintained by the Sales Agent:

          a. Sales Agent must average at least $500 per month in gross combined Sales for the Produces) and Related Products listed in "Exhibit A." This average will be calculated by Star Thrower on a quarterly basis.
          b. Sales Agent must stay current on its payments to Star Thrower, as required by Section 6.

     4.2 Sales Agent performance will be reviewed by Star Thrower on a quarterly basis. Failure of Sales Agent to meet the minimum standard shall subject Sales Agent to one or more of the following remedies at Star Thrower's option:

          a.   Setting or readjusting of credit limits,
          b.   The imposition of COD terms,
          c.   The imposition of prepayment terms,
          d. The imposition of finance charges equivalent to an annual rate of eighteen percent (18%) on overdue invoices,
          e. A reduction in Sales Agent's commission in an amount deemed appropriate by Star Thrower. Star Thrower will provide Sales Agent written notification of such decrease in commission, thirty
               (30) days prior to effective date of decrease.
          f.   Termination of this Agreement.

5.   PROMOTION

     5.1 Promotion will be the responsibility of the Sales Agent unless otherwise agreed to by the Parties. Promotion includes those activities designed to provide maximum exposure of the Products to customers and maximum Sales Agent activity and Sale of Products.

     5.2 Sales Agent agrees to all promotional, marketing and sales programs as outlined in "Exhibit C".

     5.3 Star Thrower may supply Sales Agent with promotional materials at Star Thrower's discretion.

     5.4 Sales Agent shall provide prominent inclusion in Sales Agent's catalog, including space, placement and focus comparable to Sales Agent's most favored products. Sales Agent will include photo(s), provided they are provided by Star Thrower, in display advertising/listing within Sales Agent's catalog.


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     5.5  Advertising  and  promotion  of Star  Thrower  Products  in  catalogs, flyers, special mailers, etc. will include the caption "A Star Thrower Release."

6.   OBLIGATIONS

     6.1 STAR THROWER will provide Sales Agent, at no charge, one (1) preview copy of each Product to be used for in-house evaluation. Star Thrower will provide Sales Agent with additional preview copies to be used with Sales Agent customers. The cost for these previews will be published prior to each release. Sales Agent may also purchase from Star Thrower a Preview Duplication Master to duplicate VHS preview copies from. Leader's guide, workbooks and all other ancillary materials will be sold separately at a reasonable price.

     6.2 SALES AGENT will offer previews to Sales Agent's customers at no charge or at a reasonable price to be determined by Sales Agent with approval of Star Thrower, which approval will not be unreasonably withheld. Sales Agents shall be responsible for shipping and invoicing customers for previews.

     6.3 The Product price(s) are included in Exhibit A. Sales Agent agrees to sell the Product for the published price as listed in Exhibit A. Star Thrower will notify Sales Agent of exceptions or changes to this pricing policy.

     6.4 Sales Agent agrees to abide by Star Thrower rules in regards to their Programs. These rules may include policies in regards to preview protection, discounts, and bid boards.

7.   COMPENSATION

     7.1 Sales Agent is an independent sales agent representing Star Thrower's Product. Sales Agent will obtain from its customers, orders for preview rental and sale of Product.

     7.2 Sales Agent will submit Product orders to Star Thrower and Star Thrower will ship the Product directly to Sales Agent's customers. Sales Agent shall send invoices for the Product to its customers. Each invoice shall be for the Product's Purchase price plus all applicable sales tax and shipping charges. Sales Agent shall be responsible for collecting payment from its customers.

     7.3 Star Thrower will invoice Sales Agent within thirty (30) days of the date when Star Thrower ships the Product to the Sales Agent's customer. Star Thrower invoices shall be net forty-five (45) days. Failure of Sales Agent to pay invoices within net forty-five (45) days shall subject Sales Agent to one or more of the remedies detailed in
          Section 4.

     7.4 Sales Agent shall retain, as commission, a percentage of Product price as listed in Commission Schedule in "Exhibit B".

     7.5 Sales Agent shall retain a commission of 50% on ancillary materials unless otherwise noted.

8.   RESTRICTION

     8.1 No showing of any Product shall be allowed on broadcast, cable, or closed-circuit television except by written consent of Star Thrower, which consent may be withheld for any reason. In addition. Star Thrower may impose other reasonable restrictions so long as Sales Agent is given written notice thereof.


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     8.2  SALES AGENT  agrees not to commit any act which  would  infringe on or destroy any copyright or other proprietary interest of Star Thrower in the Product. Sales Agent's intentional misrepresentation of the Product or of the relationship between the Parties is grounds for termination of this agreement.

     8.3 STAR THROWER agrees to keep all Sales Agent's customers names confidential and not disclose names, addresses or phone numbers except for purposes of fulfillment of Sales Agent orders, or without prior approval by Sales Agent.

9.   TITLE

     9.1 Sales Agent acknowledges that the title to all Product remains with Producer and further acknowledges that Sales Agent has no right to vest title or any right or liens in favor of itself or any third party. Sales Agent or Sales Agent's customers shall not alter the Product without the written consent of Star Thrower.

     9.2 Print materials, such as labels, promotions, etc., created by Sales Agent shall include Star Thrower's copyright notice including (TM) and "All Rights Reserved".

10.  INDEPENDENT CONTRACTOR

     10.1 SALES AGENT is an independent sales agent being retained as an independent contractor and not as an employee of Star Thrower.

     10.2 STAR THROWER has no obligation to provide, and shall not provide Sales Agent or its employees with any health, pension or other fringe benefits pursuant to this Agreement.

     10.3 STAR THROWER shall exercise no direction or control over Sales Agent's employees or over their hours and conditions of employment. Sales Agent shall not operate out of Star Thrower's premises and shall provide all of the supplies and equipment it uses during the course of promoting and distributing Star Thrower's Product. Sales Agent maintains its own separate financial records and books of account. Sales Agent has obtained all registrations and/or licenses necessary to engage in its distribution business.

11.  INDEMNIFICATION

     11.1 STAR THROWER and SALES AGENT agree to indemnify, reimburse, defend, and hold each other and their subsidiaries harmless from any claim, demand, or judgment made, asserted or obtained against them, including all costs, disbursements and expenses incurred in connection with any claim of copyright infringement, libel, slander, unfair competition, or other alleged unethical business behavior due to the activities of Star Thrower.

12.  LIMITATION OF LIABILITY

     12.1 Neither Star Thrower nor the Sales Agent shall be liable for any act, delay or omission occasioned by an act of God or the public enemy, or by riot, insurrection, strikes, labor disturbances, or any failure or delay by any transportation company or agency for any act, delay, or omission due to their negligence.


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13.  NOTICE

     13.1 A sixty (60) day Notice must be provided to either Party at the appropriate address set forth below, which notice shall be deemed sufficient when sent by email or registered mail, properly addressed, with full postage affixed, unless otherwise herein provided.

14.  AUDIT

     14.1 SALES AGENT will maintain accounting records conforming to generally accepted accounting practices. Star Thrower has the right to audit all Sales Agent's records that pertain to activity relevant to this agreement upon demand.

     14.2 All inspections or audits of such records by Star Thrower or its representatives shall be conducted at Star Thrower's expense, unless it is established thereby that Star Thrower has been underpaid by more than five percent (5%), in which event Sales Agent shall reimburse Star Thrower for the reasonable cost of such audit or inspection.

15.  ENTIRE AGREEMENT

     15.1 This Agreement sets forth the entire understanding between the parties in regard to the subject matter hereof and cannot be modified except by written document signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

16.  NON ASSIGNMENT

     16.1 SALES AGENT may not assign or sub-license this Agreement without Star Thrower's prior written consent. This Agreement shall be binding upon and inure to the benefit of Star Thrower and its successors and permitted assigns and upon the Sales Agent, its successors and assigns.

17.  SITUS

     17.1 Both Parties acknowledge that this Agreement was accepted by Star Thrower in St. Paul, Minnesota, and that this Agreement and all policies and procedures shall be interpreted in accordance with the laws of the State of Minnesota, and any dispute in relation thereto shall be in the District Court of the State of Minnesota.

Executed the day and year first above written.


SALES AGENT:                                STAR THROWER:


 /s/ Howard Young                           /s/ Nicole J. Wagner
-----------------------                     ------------------------
By:  Howard Young                           By: Nicole J. Wagner
Advanced Knowledge Inc.                     Star Thrower Distribution Corp.
17337 Ventura Blvd.                         26 East Exchange St., Suite 600
Suite 224                                   Saint Paul, MN 55101
Encino, CA  91316                           Phone: 1-651-602-9630
Phone (818) 784-0040                        Fax: 1,651-602-0037
                                            Fax: 1-818-784-8660

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                                    EXHIBIT A
                          Program Pricing and Discounts

Pricing:
(Pricing below is in U.S. dollars. )

TITLE                                LONG-TERM            RENTAL PRICING
                                  LICENSE PRICING
--------------------------------------------------------------------------------
Are You With Me?                     $ 625.00               $ 200.00
Celebrate What's Right With
   the World(TM)                     $ 695.00               $ 200.00
Character is Destiny                 $ 595.00               $ 200.00
Do I Know You?                       $ 625.00               $ 200.00
The Encouraging Manager              $ 625.00               $ 200.00
Everyday Creativity                  $ 695.00               $ 200.00
It's Your Call                       $ 625.00               $ 200.00
Leadership                           $ 895.00               $ 200.00
Life & Work                          $ 695.00               $ 200.00
Love & Profit                        $ 695.00               $ 200.00
The New Business of Paradigms(TM)    $ 895.00               $ 200.00
Sales Is Not A Dirty Word            $ 595.00               $ 200.00
Spirit at Work                       $ 695.00               $ 200.00
Tactics of Innovation                $ 895.00               $ 200.00
Taking C.A.R.E of Business           $ 625.00               $ 200.00
The Vision of Teams                  $ 625.00               $ 200.00
Vision Web(TM)                       $ 595.00                   NA
Wealth, Innovation & Diversity       $ 895.00               $ 200.00

Paradigm Mastery Series              $ 995.00 ($495 each)   $ 600.00  (150 each)

(series consists of the following programs)

    o  The Paradigm Effect
    o  The Curve
    o  Paradigm Partners
    o  Paradigm Hunting
    o  Change & Leadership

The Truth Series             $ 895.00 ($495 each)   $ 200.00(each or for series)

(series consists of the following programs)

o  The Truth About Email
o  The Truth About Business Casual
o  The Truth About the Internet
o  The Truth About Customer Service

Industry Discounts:

Education   25%
Non-Profit   25%
Consultants 25%
Government 10%

Multiple purchase discounts may apply. Contact Star Thrower for details.


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                                    EXHIBIT B
                               Commission Schedule


Sales Agent commission will be fifty percent (50%) on all long-term licenses, rentals, and previews. The 50% will be deducted from the nest sale revenue collected by the Sales Agent. Net sales is the actual price, less any discounts, paid by the client for Star Thrower Program(s)

Sales Agent commission will be set at fifty percent (50%) for all ancillary materials unless otherwise noted.

Sales Agent commission will be at twenty-five percent (25%) for all ancillary materials of Paradigm Mastery Series


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                                    EXHIBIT C

                            PROMOTIONAL AND MARKETING

CATALOG

1. Star Thrower releases with Joel Barker will receive placement within Sales Agent's catalog.

2. Sales Agent to use ad copy, photos, award insignias, etc. supplied by Star Thrower for catalogs.

3. Star Thrower is to receive copy of any Product ads and reserves the correct any discrepancies it sees in accuracy and positioning of Product.

4. Star Thrower is to be informed two (2) months prior to printing of any catalogs.

ADVERTISING

1. Sales Agent has the right to market Star Thrower product via direct mail and magazine ads.

2. Star Thrower will assist in this process, if asked, by supplying ad copy samples past Sales Agent clients, by participating in costs, or any other way it deems proper.

3. Star Thrower is to receive copy of any Product ads prior to printing and reserves the correct any discrepancies it sees in accuracy and positioning of Product.

PROMOTIONS

1. Star Thrower will contact Sales Agent in regards to special promotions it wishes to run. Sales Agent has the right to participate if they wish.

2. Sales Agent will display advertising on Star Thrower product at trade shows and other special events that Sales Agent participates in.

SALES SUPPORT

1. Sales Agent will circulate in a timely manner any sales information and newsletters supplied by Star Thrower.

2. Sales Agent will supply to Star Thrower accurate information on preview conversion ratios.

3. Star Thrower will be available for, at the Sales Agent's request, product training sessions. These sessions can be conducted either face to face or via telephone, whichever is mutually accepted.

INTERNET

1.   Sales Agent has the right to market Star Thrower product via Internet.

2. Star Thrower will assist in this process, if asked, by supplying images, ad copy, quotes, or any other way it deems proper.

3. Star Thrower is to receive copy of any Product posting prior to releasing to site and reserves the correct any discrepancies it sees in accuracy and positioning of Product.

PRODUCT RESEARCH

1. Sales Agent agrees to permit Star Thrower, with prior approval, to conduct market research surveys on their clients that have used Star Thrower Programs.

2. Sales Agent will permit Star Thrower, with prior approval, to conduct market research surveys on their sales force.